April 25, 2017	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524 (Media)
Philip Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly Reports First-Quarter 2017 Results

•	First-quarter 2017 revenue increased 7 percent, driven by 9 percent pharmaceutical volume growth from Trulicity, Taltz and other new products.

•	First-quarter 2017 earnings per share (EPS) were a loss of $0.10 on a reported basis, resulting from the acquisition of CoLucid Pharmaceuticals. First-quarter 2017 EPS were $0.98 on a non-GAAP basis.

•	The company has revised 2017 EPS to be in the range of $2.60 to $2.70 on a reported basis. On a non-GAAP basis, the company has reaffirmed 2017 EPS to be in the range of $4.05 to $4.15.

•	Pipeline events included European Commission approval of Olumiant, positive Phase 3 data from abemaciclib and Taltz, and a complete response letter from the FDA for baricitinib.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2017.

$ in millions, except per share data	First Quarter		%
	2017	2016	Change
Revenue	$5,228.3	$4,865.1	7%
Net Income (Loss) – Reported	(110.8)	440.1	NM
Earnings (Loss) Per Share – Reported	(0.10)	0.41	NM

Net Income – Non-GAAP	1,039.6	882.3	18%
EPS – Non-GAAP	0.98	0.83	18%

Certain financial information for 2017 and 2016 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2017 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Lilly’s new product launches, including Trulicity and Taltz, led the company to a strong quarter of volume-driven revenue growth. We achieved this growth while maintaining our commitment to expand margins and improve productivity,” said David A. Ricks, Lilly’s president and CEO. “The progress we made in the first quarter continues the positive momentum we’ve built over the past few years. We remain on track to sustain a steady flow of innovation that has the potential to improve patients’ lives and create value for shareholders.”

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Key Events Over the Last Three Months
Commercial

•
The company and Boehringer Ingelheim launched Synjardy® XR (empagliflozin and metformin hydrochloride extended-release) tablets in the U.S. for adults with type 2 diabetes. Synjardy is part of the company’s alliance with Boehringer Ingelheim.

Regulatory

•	With respect to Olumiant® (baricitinib) on which we collaborate with Incyte:

◦
The European Commission granted marketing authorization for 4 mg and 2 mg film-coated tablets in the European Union for the treatment of moderate-to-severe active rheumatoid arthritis in adult patients who have responded inadequately to, or who are intolerant to, one or more disease-modifying antirheumatic drugs. Olumiant has been launched in select European countries.

◦
The U.S. Food and Drug Administration (FDA) issued a complete response letter for the New Drug Application (NDA) of baricitinib, an investigational medication for the treatment of moderate-to-severe rheumatoid arthritis, indicating that the FDA is unable to approve the application in its current form. The FDA specifically stated that additional clinical data are needed to determine the most appropriate doses and to further characterize safety concerns across treatment arms.

•
The European Commission approved an update to the Synjardy label to include a change to the indication statement and inclusion of data on the reduction of risk of cardiovascular death in patients with type 2 diabetes and established cardiovascular disease when treated with empagliflozin.

•	The FDA approved updates to the label for Trulicity® (dulaglutide) to include use in combination with basal insulin for adults with type 2 diabetes.
Clinical

•
With respect to Phase 3 trials of abemaciclib, a cyclin-dependent kinase (CDK)4 and CDK6 inhibitor, being tested in women with hormone-receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) advanced breast cancer:

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◦
The company announced that abemaciclib, in combination with fulvestrant, in women who have relapsed or progressed after endocrine therapy was superior to fulvestrant plus placebo on progression-free survival. Lilly intends to initiate global submissions of these results, as well as for single-agent abemaciclib based on a previous Phase 2 study, beginning in the second quarter of 2017.

◦
The company announced results of a preplanned interim analysis, evaluating abemaciclib, in combination with an aromatase inhibitor (letrozole or anastrozole), compared to treatment with an aromatase inhibitor plus placebo. The trial met its primary endpoint of demonstrating statistically significant improvement in progression-free survival. In addition, improvement was shown in a key secondary endpoint of objective response rate. Lilly intends to begin global submissions of these results in the third quarter of 2017.

•
The company announced that patients with moderate-to-severe plaque psoriasis treated with Taltz® (ixekizumab) demonstrated superior efficacy at 24 weeks compared to patients treated with Stelara® (ustekinumab).

Business Development/Other

•
The company completed its acquisition of CoLucid Pharmaceuticals. As a result of this acquisition, lasmiditan, in development for the acute treatment of migraine, has been added to Lilly’s Phase 3 pipeline.

•
The Japan IP High Court confirmed the decisions of the Japan Patent Office and ruled in Lilly’s favor in the invalidation trials initiated by Sawai regarding Lilly’s vitamin regimen patents for Alimta® (pemetrexed disodium).

•
The company announced plans to invest $850 million in its U.S. operations in 2017. The company’s investments span facilities across its U.S. enterprise, including research laboratories, manufacturing sites, and general and administrative areas. The investments are being driven by demand for Lilly products, as well as the company’s robust pipeline of potential medicines in development targeting cancer, pain, diabetes and other unmet medical needs.

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First-Quarter Reported Results
In the first quarter of 2017, worldwide revenue was $5.228 billion, an increase of 7 percent compared with the first quarter of 2016. The revenue increase was driven by an 8 percent increase due to volume, partially offset by a 1 percent decrease due to the unfavorable impact of foreign exchange rates. The increase in worldwide volume was largely due to 9 percent pharmaceutical growth driven by Trulicity, Taltz and other new products including Cyramza®, LartruvoTM, Basaglar® and Jardiance®. To a lesser extent, the increase in volume was also driven by companion animal products due to the inclusion of $40.8 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio. These total volume increases were partially offset by decreased volumes for Zyprexa® and Alimta®.

Revenue in the U.S. increased 15 percent, to $2.934 billion, driven primarily by increased volumes for Trulicity, Taltz, Lartruvo and companion animal products due to the inclusion of revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio, partially offset by decreased volume for Alimta. Realized prices increased U.S. revenue by 3 percent, primarily driven by Humalog®, which had significant unfavorable changes to rebates and discounts in the first quarter of 2016 that did not recur in the first quarter of 2017.

Revenue outside the U.S. decreased 1 percent, to $2.295 billion, due to lower realized prices and volume from the loss of exclusivity for several products including Cymbalta® in Canada and Europe, Zyprexa in Japan and Alimta in numerous countries, as well as the unfavorable impact of foreign exchange rates. These were largely offset by increased volume for several newly launched pharmaceutical products, including Trulicity and Cyramza.

Gross margin increased 10 percent, to $3.901 billion, in the first quarter of 2017 compared with the first quarter of 2016. Gross margin as a percent of revenue was 74.6 percent, an increase of 1.8 percentage points compared with the first quarter of 2016. The increase in gross margin percent was primarily due to manufacturing efficiencies.

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Operating expenses in the first quarter of 2017, defined as the sum of research and development, and marketing, selling and administrative expenses, were $2.783 billion, an increase of 3 percent compared with the first quarter of 2016. Research and development expenses increased 1 percent, to $1.238 billion, or 23.7 percent of revenue. Marketing, selling and administrative expenses increased 5 percent, to $1.545 billion, due to increased expenses related to new pharmaceutical products, partially offset by decreased expenses related to late life-cycle products. Operating expenses were 53.2 percent of revenue in the first quarter of 2017, a reduction of 2.2 percentage points compared with the first quarter of 2016.

In the first quarter of 2017, the company recognized an acquired in-process research and development charge of $857.6 million associated with the acquisition of CoLucid Pharmaceuticals. There were no acquired in-process research and development charges in the first quarter of 2016.

In the first quarter of 2017, the company recognized asset impairment, restructuring and other special charges of $213.9 million, primarily related to severance costs incurred as a result of actions taken to reduce the company’s cost structure, as well as integration costs related to the acquisition of Novartis Animal Health. In the first quarter of 2016, the company recognized asset impairment, restructuring and other special charges of $131.4 million, composed of asset impairments related to the closure of an animal health manufacturing facility in Ireland and integration costs related to the acquisition of Novartis Animal Health.

Operating income in the first quarter of 2017 was $46.1 million, a decrease of $669.7 million compared with the first quarter of 2016, primarily driven by an acquired in-process research and development charge for the acquisition of CoLucid Pharmaceuticals, partially offset by revenue growth.

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Other income (expense) was income of $15.1 million in the first quarter of 2017, compared with expense of $149.0 million in the first quarter of 2016. Other expense in the first quarter of 2016 was driven by a $203.9 million charge related to the impact of the Venezuelan financial crisis.

During the first quarter of 2017, the company incurred $172.0 million of income tax expense, despite earning $61.2 million of income before income taxes, as a result of the nondeductible $857.6 million acquired in-process research and development charge for the acquisition of CoLucid Pharmaceuticals. During the first quarter of 2016, the company’s effective tax rate was 22.4 percent.

In the first quarter of 2017, net income (loss) and earnings (loss) per share were $(110.8) million and $(0.10), respectively, compared with $440.1 million and $0.41, respectively, in the first quarter of 2016. These decreases in net income (loss) and earnings (loss) per share were primarily driven by lower operating income, partially offset by higher other income.

First-Quarter Non-GAAP Measures
On a non-GAAP basis, first quarter 2017 gross margin increased 10 percent, to $4.085 billion. Gross margin as a percent of revenue was 78.1 percent, an increase of 1.8 percentage points compared with the first quarter of 2016. The increase in gross margin percent was primarily due to manufacturing efficiencies.

Operating expenses were 53.2 percent of revenue in the first quarter of 2017, a reduction of 2.2 percentage points compared with the first quarter of 2016.

Operating income increased $284.4 million, or 28 percent, to $1.304 billion in the first quarter of 2017, due to revenue growth, partially offset by higher operating costs related to new products.

The effective tax rate was 21.2 percent in the first quarter of 2017, compared with 17.9 percent in the first quarter of 2016. The higher effective tax rate for the first quarter of 2017 was primarily due to a net discrete tax benefit of approximately $50 million in 2016.

In the first quarter of 2017, net income and earnings per share increased 18 percent, to $1.040 billion, and $0.98, respectively, compared with $882.3 million, and $0.83, respectively, in the first quarter of 2016. The increases in net income and earnings per share were primarily driven by higher operating income, partially offset by a higher effective tax rate and lower other income.

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For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	First Quarter
	2017	2016	% Change
Earnings (loss) per share (reported)	$(0.10)	$0.41	NM
Acquired in-process research and development	.81	—
Asset impairment, restructuring and other special charges	.16	.11
Amortization of intangible assets	.11	.11
Inventory step up costs associated with the acquisition of Boehringer Ingelheim Vetmedica's U.S. feline, canine and rabies vaccines portfolio	.01	—
Venezuela charge	—	.19
Earnings per share (non-GAAP)	$0.98	$0.83	18%

Numbers may not add due to rounding.

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Select Revenue Highlights
(Dollars in millions)	First Quarter
Established Pharmaceutical Products	2017	2016	% Change
Humalog	$708.4	$606.3	17%
Cialis®	533.6	576.7	(7)%
Alimta	489.9	564.2	(13)%
Forteo®	347.5	318.6	9%
Humulin®	314.5	356.4	(12)%
Strattera®	196.2	188.1	4%
Cymbalta	174.6	198.7	(12)%
Erbitux®	154.4	168.1	(8)%
Zyprexa	147.5	212.8	(31)%
Effient®	127.8	131.5	(3)%

New Pharmaceutical Products
Trulicity	372.9	143.6	160%
Cyramza	171.2	131.0	31%
Taltz	96.6	—	NM
Jardiance(a)	74.0	38.2	94%
Basaglar	46.0	10.9	321%
Lartruvo	42.1	—	NM
Portrazza®	3.6	1.7	108%
Olumiant	1.9	—	NM
Subtotal	808.3	325.4	148%

Animal Health	769.4	754.6	2%

Total Revenue	5,228.3	4,865.1	7%

(a) Jardiance includes Glyxambi® and Synjardy NM – not meaningful Numbers may not add due to rounding

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Selected Established Pharmaceutical Products
Humalog
For the first quarter of 2017, worldwide Humalog revenue increased 17 percent compared with the first quarter of 2016, to $708.4 million. Revenue in the U.S. increased 24 percent, to $449.1 million, primarily driven by decreased revenue in the first quarter of 2016 resulting from changes in estimates for rebates and discounts, and to a lesser extent increased demand. Revenue outside the U.S. increased 6 percent, to $259.4 million, driven by increased volume and, to a lesser extent, higher realized prices, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
For the first quarter of 2017, worldwide Cialis revenue decreased 7 percent, to $533.6 million. U.S. revenue of Cialis was $296.7 million in the first quarter, an 8 percent decrease compared with the first quarter of 2016, driven by decreased demand. Revenue of Cialis outside the U.S. decreased 6 percent, to $236.9 million, driven by decreased volume and, to a lesser extent, the unfavorable impact of foreign exchange rates, partially offset by higher realized prices.

Alimta
For the first quarter of 2017, Alimta generated worldwide revenue of $489.9 million, which decreased 13 percent compared with the first quarter of 2016. U.S. revenue of Alimta decreased 14 percent, to $227.3 million, driven by decreased demand due to competitive pressure. Revenue outside the U.S. decreased 13 percent, to $262.6 million, driven by lower realized prices, the loss of exclusivity in several countries and, to a lesser extent, the unfavorable impact of foreign exchange rates.

Forteo
First-quarter 2017 worldwide revenue for Forteo was $347.5 million, a 9 percent increase compared with the first quarter of 2016. U.S. revenue increased 20 percent, to $177.7 million, driven by higher

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realized prices and, to a lesser extent, wholesaler buying patterns. Revenue outside the U.S. remained flat at $169.8 million, driven by lower realized prices, offset by increased volume.

Humulin
Worldwide Humulin revenue for the first quarter of 2017 decreased 12 percent compared with the first quarter of 2016 to $314.5 million. U.S. revenue decreased 14 percent, to $205.4 million, driven by a change in the estimate in 2016 for a government rebate, which increased revenue in that period, and to a lesser extent, decreased demand. Revenue outside the U.S. decreased 6 percent, to $109.1 million, driven by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Selected New Pharmaceutical Products
Trulicity
First-quarter 2017 worldwide Trulicity revenue was $372.9 million. U.S. revenue was $296.3 million, driven by growth in the GLP-1 market and increased share of market for Trulicity. Revenue outside the U.S. was $76.6 million, primarily driven by uptake in Europe and Japan.

Cyramza
For the first quarter of 2017, worldwide Cyramza revenue was $171.2 million, an increase of 31 percent compared with the first quarter of 2016. U.S. revenue was $66.2 million, a decrease of 8 percent, driven by lower realized prices and, to a lesser extent, decreased demand due to competitive pressure. Revenue outside the U.S. was $105.1 million, an increase of 77 percent, primarily due to strong volume growth in Japan, partially offset by lower realized prices.

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Taltz
For the first quarter of 2017, Taltz, a treatment for moderate-to-severe plaque psoriasis, generated worldwide revenue of $96.6 million. U.S. revenue was $87.8 million, an increase of $28.4 million compared with the fourth quarter of 2016, reflecting strong launch uptake.

Jardiance
The company’s worldwide Jardiance revenue during the first quarter of 2017 was $74.0 million, an increase of 94 percent compared with the first quarter of 2016. U.S. revenue increased 60 percent, to $47.7 million, driven by increased share of market for Jardiance and growth in the SGLT2 class. Revenue outside the U.S. was $26.2 million. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

Basaglar
For the first quarter of 2017, Basaglar generated worldwide revenue of $46.0 million. U.S. revenue was $22.0 million. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue total sales, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

Lartruvo
For the first quarter of 2017, Lartruvo, a treatment in combination with doxorubicin for a subset of adult patients with advanced soft tissue sarcoma, generated worldwide revenue of $42.1 million. U.S. revenue was $38.1 million, an increase of $26.7 million compared with the fourth quarter of 2016.

Olumiant
For the first quarter of 2017, Olumiant, a treatment for moderate-to-severe rheumatoid arthritis, generated worldwide revenue of $1.9 million, reflecting initial sales in Germany.

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Animal Health
In the first quarter of 2017, worldwide animal health revenue totaled $769.4 million, an increase of 2 percent compared with the first quarter of 2016. Worldwide food animal revenue decreased 3 percent, to $508.1 million, driven by lower worldwide volume due to continued economic pressure in the dairy market and customer buying patterns. Worldwide companion animal revenue increased 13 percent, to $261.3 million, driven by the inclusion of $40.8 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio, partially offset by worldwide competitive pressure.

2017 Financial Guidance

Earnings per share for 2017 are being revised to be in the range of $2.60 to $2.70 on a reported basis, due to severance costs incurred as a result of actions taken to reduce the company’s cost structure. Earnings per share for 2017 are being reaffirmed to be $4.05 to $4.15 on a non-GAAP basis.

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	2017 Expectations	% Change from 2016
Earnings per share (reported)	$2.60 to $2.70	1% to 5%
Acquired in-process research and development charge related to the acquisition of CoLucid Pharmaceuticals	.81
Amortization of intangible assets (1)	.44
Asset impairment, restructuring and other special charges, including Novartis Animal Health integration costs	.17
Inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio (1)	.02
Earnings per share (non-GAAP)	$4.05 to $4.15	15% to 18%
(1) Subject to acquisition accounting adjustments
Numbers may not add due to rounding

The company still anticipates 2017 revenue between $21.8 billion and $22.3 billion. Excluding the impact of foreign exchange rates, the company expects revenue growth from animal health products and a number of established pharmaceutical products including Trajenta®, Forteo and Humalog, as well as higher revenue from new products including Trulicity, Taltz, Basaglar, Cyramza, Jardiance and Lartruvo.

Marketing, selling and administrative expenses are still expected to be in the range of $6.4 billion to $6.6 billion. Research and development expenses are still expected to be in the range of $4.9 billion to $5.1 billion.

The 2017 tax rate is still expected to be approximately 24.5 percent on a reported basis and 22.0 percent on a non-GAAP basis.

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The following table summarizes the company’s 2017 financial guidance:

2017 Guidance
	Prior	Revised
Revenue	$21.8 to $22.3 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 73.5%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 77.0%	Unchanged

Marketing, Selling & Administrative	$6.4 to $6.6 billion	Unchanged

Research & Development	$4.9 to $5.1 billion	Unchanged

Other Income/(Expense)	$0 to $100 million	Unchanged

Tax Rate (reported)	Approx. 24.5%	Unchanged
Tax Rate (non-GAAP)	Approx. 22.0%	Unchanged

Earnings per Share (reported)	$2.69 to $2.79	$2.60 to $2.70
Earnings per Share (non-GAAP)	$4.05 to $4.15	Unchanged

Capital Expenditures	Approx. $1.2 billion	Unchanged

Non-GAAP adjustments are consistent with the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2017 financial results conference call through a link on Lilly’s website at https://investor.lilly.com/events.cfm. The conference call will begin at 9 a.m. Eastern Time (ET) on Tuesday, April 25, 2017, and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who

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need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “anticipate,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from these forward-looking statements due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will succeed in clinical testing, will receive the necessary clinical and manufacturing regulatory approvals, or will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration considerations; and the impact of exchange rates and global macroeconomic conditions, including the effect of the pending exit of the United Kingdom from the European Union. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Erbitux® (cetuximab, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
LartruvoTM (olaratumab, Lilly)

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Olumiant® (baricitinib, Lilly)
Portrazza® (necitumumab, Lilly)
Stelara® (ustekinumab, Janssen Biotech)
Strattera® (atomoxetine hydrochloride, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
March 31, 2017            December 31, 2016
Worldwide Employees              42,065                      41,975

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016	% Chg.

Revenue	$5,228.3	$4,865.1	7%

Cost of sales	1,327.7	1,323.0	0%
Research and development	1,238.3	1,221.0	1%
Marketing, selling and administrative	1,544.7	1,473.9	5%
Acquired in-process research and development	857.6	—	NM
Asset impairment, restructuring and other special charges	213.9	131.4	63%

Operating income	46.1	715.8	(94)%

Net interest income (expense)	(14.0)	(19.2)
Net other income (expense)	29.1	(129.8)
Other income (expense)	15.1	(149.0)	NM

Income before income taxes	61.2	566.8	(89)%
Income taxes	172.0	126.7	36%

Net income (loss)	$(110.8)	$440.1	NM

Earnings (loss) per share – diluted	$(0.10)	$0.41	NM

Dividends paid per share	$0.52	$0.51	2%
Weighted-average shares outstanding (thousands) – diluted	1,056,306	1,063,075
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)(a)
(Dollars in millions, except per share data)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted

Cost of sales	$1,327.7	$(184.7)	$1,143.0	$1,323.0	$(170.6)	$1,152.4

Operating expenses(b)	2,783.0	(1.8)	2,781.2	2,694.9	(1.9)	2,693.0
Acquired in-process research and development	857.6	(857.6)	—	—	—	—
Asset impairment, restructuring and other special charges	213.9	(213.9)	—	131.4	(131.4)	—

Other income (expense)	15.1	—	15.1	(149.0)	203.9	54.9

Income taxes	172.0	107.6	279.6	126.7	65.6	192.3

Net income (loss)	$(110.8)	$1,150.4	$1,039.6	$440.1	$442.2	$882.3

Earnings (loss) per share – diluted	$(0.10)	$1.09	$0.98	$0.41	$0.42	$0.83
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

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(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Other specified items(iv)	Total Adjustments
Cost of sales	$(174.3)	$—	$(10.4)	$—	$(184.7)

Operating expenses	(1.8)	—	—	—	(1.8)
Acquired in-process research and development	—	(857.6)	—	—	(857.6)
Asset impairment, restructuring and other special charges	—	—	—	(213.9)	(213.9)

Income taxes	55.2	—	3.6	48.7	107.6

Net income	$120.8	$857.6	$6.7	$165.2	$1,150.4

Earnings per share – diluted	$0.11	$0.81	$0.01	$0.16	$1.09
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to the acquisition of CoLucid Pharmaceuticals.

iii.	Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

iv.
Exclude charges related to severance costs incurred as a result of actions taken to reduce the company’s cost structure, as well as integration costs related to the acquisition of Novartis Animal Health.

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(d)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Venezuela charge(ii)	Other specified items(iii)	Total Adjustments
Cost of sales	$(170.6)	$—	$—	$(170.6)

Operating expenses	(1.9)	—	—	(1.9)
Asset impairment, restructuring and other special charges	—	—	(131.4)	(131.4)

Other income (expense)	—	203.9	—	203.9

Income taxes	54.1	—	11.5	65.6

Net income	$118.4	$203.9	$119.9	$442.2

Earnings per share – diluted	$0.11	$0.19	$0.11	$0.42
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.	Exclude charge related to the impact of the Venezuelan financial crisis.

iii.	Exclude charges associated with asset impairments related to the closure of an animal health manufacturing facility in Ireland and integration costs for Novartis Animal Health.

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